Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	David A. Zinsner
Vice President and Chief Financial Officer
Intersil Corporation
(408) 546-3609
investor@intersil.com

Intersil Corporation Announces Departure of Lou DiNardo as President and COO

Milpitas, CA, October 26, 2006 – Intersil Corporation (NASDAQ Global Select: ISIL), announced today that Lou DiNardo, who was appointed President and Chief Operating Officer in January 2006, is no longer employed by the company. Prior to his current position he was Executive Vice President – Power Management Group. He joined Intersil in July 2004 as a result of Intersil’s acquisition of Xicor. At Xicor, he served as President and CEO.

“Lou played a pivotal role in the integration of Xicor into Intersil. He also helped our management team refocus and energize our Power Management business. And he has worked closely with me over the past 9 months as our President and COO,” stated Rich Beyer, Intersil’s CEO. “At this time, however, the Board of Directors and I have decided that I should resume full operational responsibility for the company as we move towards becoming a billion dollar high performance analog company over the next several years,” Beyer continued.

The organizational responsibilities that were previously handled by Mr. DiNardo will now be managed by Mr. Beyer.

“We thank Lou for his contributions to Intersil and we wish him continued professional and personal success in the future,” said Rich Beyer.

About Intersil

Intersil Corporation is a leader in the design and manufacture of high-performance analog semiconductors. The Company’s products address some of the industry’s fastest growing markets such as flat panel displays, cell phones, handheld products and notebook computing. Intersil’s product families address both power management and analog signal processing functions. Intersil products include ICs for battery management; hot-swap and hot-plug controllers; linear regulators; supervisory ICs; switching DC/DC regulators; power MOSFET drivers; optical storage laser diode drivers; DSL line drivers; video and high-performance operational amplifiers; data converters; interface ICs; analog switches and multiplexers; crosspoint switches; voice-over-IP devices; and ICs for military, space and radiation-hardened applications. For more information about Intersil or to find out how to become a member of our winning team, visit the Company’s web site and career page at www.intersil.com.

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